Exhibit 99.1

Fifth Street Asset Management Inc. Announces Third Quarter 2015 Results

•	Pro Forma Adjusted Net Income of $8.8 million, or $0.18 per share, for the quarter ended September 30, 2015, versus Net Income of $9.5 million, or $0.19 per share
•	Fee-earning AUM of $4.5 billion at September 30, 2015
•	Total revenues of $25.0 million for the quarter ended September 30, 2015, a 3.4% increase as compared to the quarter ended June 30, 2015
•	Management fees represented 94.6% of total revenues for the quarter ended September 30, 2015

GREENWICH, CT, November 23, 2015 -- Fifth Street Asset Management Inc. (NASDAQ: FSAM) ("FSAM" or "we") announces its financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Financial Highlights

•	Pro Forma Adjusted Net Income (which excludes the results of MMKT) for the quarter ended September 30, 2015 was $8.8 million, or $0.18 per share, versus Net Income of $9.5 million, or $0.19 per share;

•	Fee-earning Assets Under Management ("AUM") was $4.5 billion as of September 30, 2015, representing approximately a $120 million increase from June 30, 2015;

•	Total revenues for the quarter ended September 30, 2015 increased 3.4% to $25.0 million as compared to the quarter ended June 30, 2015;

•	Management fees represented 94.6% of total revenues for the quarter ended September 30, 2015;

•	We closed Fifth Street SLF II, Ltd. ("SLF II"), a $417 million collateralized loan obligation ("CLO"), representing our second actively managed middle market CLO under management and third debt securitization across the platform;

•	Our Board of Directors declared a quarterly dividend of $0.17 per share to our Class A common stockholders; and

•	We utilized our share repurchase program to purchase approximately 144,000 shares in the open market.

"FSAM was able to modestly grow AUM quarter-over-quarter despite the challenges of continued market volatility," stated our Chief Executive Officer, Leonard M. Tannenbaum, adding, "We were especially pleased to close on a $417 million CLO during the quarter and we remain optimistic about our ability to capitalize on future opportunities. Going forward, we believe that broader market volatility provides an opportunity for Fifth Street to leverage its direct origination platform and deploy capital into assets with strong risk-adjusted returns."

Results of Operations

Total revenues were $25.0 million for the quarter ended September 30, 2015, representing a $0.3 million, or 1.1%, increase from $24.7 million for the quarter ended June 30, 2015, and a $0.4 million, or 1.4%, decrease from $25.3 million for the quarter ended September 30, 2014. Management fees (which include base management fees and Part I fees) for the quarter ended September 30, 2015 were $23.6 million, or 94.6% of total revenues.

After adjusting for non-recurring and reimbursed items (unrelated to the prior period revisions), net expenses increased by $3.5 million, or 50.3%, to $10.5 million for the quarter ended September 30, 2015, as compared to $7.0 million for the quarter ended September 30, 2014. The increase in net expenses was due primarily to investments in our people and infrastructure during the period.

Pro Forma Adjusted Net Income was $8.8 million for the quarter ended September 30, 2015, which represented a $2.6 million, or 23.0%, decrease as compared to $11.5 million for the quarter ended September 30, 2014. Pro Forma Adjusted Net Income per share was $0.18 for the quarter ended September 30, 2015, versus $0.23 per share for the quarter ended September 30, 2014. Pro Forma Adjusted Net Income reflects an adjustment for net federal, state and local corporate income tax expenses, and excludes the financial results of MMKT Exchange LLC ("MMKT"), a consolidated subsidiary of FSAM that was formed to develop technology related to the financial services industry. We plan to continue breaking out the results of MMKT from our core asset management business. Additionally, over time as MMKT continues to grow, we expect that our level of ownership and control over the activities of MMKT will decrease. Including the results of MMKT (net of tax), Pro Forma Adjusted Net Income for the quarter ended September 30, 2015 was $8.5 million, or $0.17 per share.

Subsequent to the end of the September quarter, we identified adjustments in the calculation of Part I management fees previously paid to FSAM by Fifth Street Finance Corp. (“FSC”) and Fifth Street Senior Floating Rate Corp. (“FSFR") (collectively, “the BDCs”). The identified adjustments related to incorrect information used by the BDCs’ Administrator, a wholly-owned subsidiary of FSAM. It was determined that in the case of certain transactions entered into by FSC and FSFR, origination fees that were received at the close of the transaction should be recognized as income over time rather than in the period the transaction closed. As a result of that determination, the BDCs cumulatively paid $3.3 million of Part I management fees prematurely. The premature payment will be refunded by the limited partners of Fifth Street Holdings L.P., the owner of the BDCs’ investment adviser, and none of the expense will be borne by the Class A public shareholders of FSAM. Prior period financial impacts have been reflected, primarily as a revenue reduction, in FSAM's September 30, 2015 Form 10-Q.

Dividend Declaration

On November 23, 2015, our Board of Directors declared a quarterly dividend of $0.17 per share of our Class A common stock. The declared dividend is payable on January 15, 2016 to stockholders of record at the close of business on December 31, 2015.

Key Performance Metrics

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(dollars in thousands, except per share amounts)
Total revenues	$24,959	$25,315	$74,165	$71,052
Net income	$9,513	$14,179	$30,510	$36,293
Net income per share	$0.19	$0.28	$0.61	$0.73
Pro Forma Adjusted Net Income(1)	$8,832	$11,466	$27,854	$31,481
Pro Forma Adjusted Net Income Per Share	$0.18	$0.23	$0.56	$0.63

Management Fees as % of total revenues	94.6%	90.8%	94.9%	93.9%

AUM at end of period(2)	$5,593,691	$6,016,637	$5,593,691	$6,016,637
Fee-earning AUM at end of period(3)	$4,463,138	$4,782,834	$4,463,138	$4,782,834

__________________

(1)	Adjusted Net Income represents income before income tax benefit (provision) as adjusted for (i) certain compensation-related charges, including the amortization of equity-based awards related to our reorganization and IPO, (ii) non-recurring underwriting costs relating to public offerings of our funds, (iii) non-recurring professional fees incurred in connection with our IPO and (iv) other non-recurring items. Pro Forma Adjusted Net Income reflects an adjustment for federal, state and local corporate income taxes, net of tax benefits related to basis adjustments due to our IPO, and excludes the financial results of MMKT. Income before income tax benefit (provision) is the GAAP financial measure most comparable to Adjusted Net Income and net income is the GAAP financial measure most comparable to Pro Forma Adjusted Net Income. Please refer to Exhibit A for a reconciliation of income before income tax benefit (provision) to Adjusted Net Income and Pro Forma Adjusted Net Income.

(2)	AUM refers to assets under management of our funds and material control investments of these funds and represents the sum of the net asset value of such funds and investments, the drawn debt and unfunded debt and equity commitments at the fund or investment level (including amounts subject to restrictions) and uncalled committed debt and equity capital (including commitments to funds that have yet to commence their investment periods).

(3)	Fee-earning AUM refers to the AUM on which we directly or indirectly earn management fees and represents the sum of the net asset value of our funds and their material control investments and the drawn debt and unfunded debt and equity commitments at the fund or investment level (including amounts subject to restrictions).

Recent Developments

On November 23, 2015, our Board of Directors declared a quarterly dividend of $0.17 per share of our Class A common stock. The declared dividend is payable on January 15, 2016 to stockholders of record at the close of business on December 31, 2015.

Non-GAAP Financial Measures and Operating Metrics

Certain of the terms used in this press release, including AUM, fee-earning AUM, Adjusted Net Income and Pro Forma Adjusted Net Income, may not be comparable to similarly titled measures used by other companies. In addition, our definitions of AUM and fee-earning AUM are not based on any definition of AUM or fee-earning AUM that is set forth in the agreements governing the investment funds that we manage and may differ from definitions of AUM set forth in other agreements to which we are a party from time to time. Further, Adjusted Net Income and Pro Forma Adjusted Net Income are not performance measures calculated in accordance with GAAP. Adjusted Net Income has been included in this press release to adjust for certain one-time and non-recurring items. Pro Forma Net Adjusted Net Income has been included in this press release to reflect certain tax adjustments in connection with our IPO and excludes the financial results of MMKT. We use Adjusted Net Income and Pro Forma Adjusted Net Income as measures of our operating performance, not as measures of liquidity. We believe that Adjusted Net Income and Pro Forma Adjusted Net Income provide investors with a meaningful indication of our core operating performance and Adjusted Net Income and Pro Forma Adjusted Net Income are evaluated regularly by our management as decision tools for deployment of resources. We believe that reporting Adjusted Net Income and Pro Forma Adjusted Net Income is helpful in understanding our business and that investors should review the same supplemental non-GAAP financial measures that our management uses to analyze our performance. Adjusted Net Income and Pro Forma Adjusted Net Income have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results prepared in accordance with GAAP. The use of Adjusted Net Income or Pro Forma Adjusted Net Income without consideration of related GAAP measures is not adequate due to the adjustments described herein. Income before income tax benefit (provision) is the GAAP financial measure most comparable to Adjusted Net Income and net income is the GAAP financial measure most comparable to Pro Forma Adjusted Net Income. Please refer to Exhibit A for a reconciliation of income before income tax benefit (provision) to Adjusted Net Income and Pro Forma Adjusted Net Income.

Conference Call Information

We will host a conference call at 4:30 p.m. (Eastern Time) on Tuesday, November 24, 2015 to discuss our third quarter 2015 financial results. All interested parties are welcome to participate. Domestic callers can access the conference call by dialing (855) 791-2033. International callers can access the conference call by dialing +1 (631) 485-4910. All callers will need to enter the Conference ID Number 55926609 and reference "Fifth Street Asset Management Inc." after being connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. An archived replay of the call will be available shortly after the end of the conference call through December 1, 2015, to domestic callers by dialing (855) 859-2056 and to international callers by dialing +1 (404) 537-3406. For all replays, please reference Conference ID Number 55926609. An archived replay will also be available online in the "Investor Relations" section of FSAM's website under the "News & Events - Calendar of Events" section. FSAM's website can be accessed at fsam.fifthstreetfinance.com.

About Fifth Street Asset Management Inc.

Fifth Street Asset Management Inc. (NASDAQ:FSAM) is a nationally recognized credit-focused asset manager. The firm has over $5 billion of assets under management across two publicly-traded business development companies, Fifth Street Finance Corp. (NASDAQ:FSC) and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR), as well as multiple private investment vehicles. The Fifth Street platform provides innovative and customized financing solutions to small and mid-sized businesses across the capital structure through complementary investment vehicles and co-investment capabilities. With over a 17-year track record focused on disciplined credit investing across multiple economic cycles, Fifth Street is led by a seasoned management team that has issued billions of dollars in public equity, private capital and public debt securities. Fifth Street's national origination strategy, proven track record and established platform are supported by nearly 100 professionals across locations in Greenwich, Chicago and San Francisco. For more information, please visit fsam.fifthstreetfinance.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the company's current views with respect to, among other things, future events and financial performance. Words such as "believes," "expects," "will," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. New risks and uncertainties arise over time, and it is not possible for the company to predict those events or how they may affect it. Therefore, you should not place undue reliance on these forward-looking statements. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:         Investor Contact:

Robyn Friedman, Senior Vice President, Head of Investor Relations

(203) 681-3720

IR-FSAM@fifthstreetfinance.com

Media Contact:

Tom Becker

Sitrick And Company

(212) 573-6100

Tom_Becker@sitrick.com

Exhibit A. Calculation of Adjusted Net Income and Pro Forma Adjusted Net Income

Income before income tax benefit (provision) is the GAAP financial measure most comparable to Adjusted Net Income and net income is the GAAP financial measure most comparable to Pro Forma Adjusted Net Income. The following table provides a reconciliation of Income before income tax benefit (provision) to Adjusted Net Income and Pro Forma Adjusted Net Income (shown in thousands, except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Income before provision for income taxes	$10,509	$14,179	$34,061	$36,293
Adjustments:
Compensation-related charges(1)(2)	1,482	450	4,444	6,415
Unrealized loss on beneficial interests in CLOs(3)	23	—	591	—
FSC follow-on equity offering underwriting costs(4)	—	822	—	822
Lease termination charges(5)	—	606	(71)	606
Professional fees and other expenses in connection with our IPO	—	231	—	894
Adjusted Net Income(6)	$12,014	$16,288	$39,025	$45,030

Net loss attributable to MMKT(7)	556	—	876	—
Pro Forma income tax provision(8)	(4,899)	(6,002)	(15,530)	(17,088)
Pro Forma tax receivable agreement benefit	1,161	1,180	3,483	3,539
Pro Forma Adjusted Net Income	$8,832	$11,466	$27,854	$31,481

Pro Forma weighted average shares outstanding(9)	49,906	50,000	49,956	50,000
Pro Forma Adjusted Net Income per Class A common share(9)	$0.18	$0.23	$0.56	$0.63

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(1)	For the three months ended September 30, 2015 and 2014, this amount includes $0.3 million and $0.5 million, respectively, of amortization expense relating to certain equity-classified compensation awards. For the nine months ended September 30, 2015 and 2014, this amount includes $0.8 million and $1.5 million, respectively, of amortization expense relating to certain equity-classified compensation awards. As of the date of our IPO, the $8.2 million unamortized portion of these awards represented the fair value at their respective grant dates as determined by an independent third party appraisal net of cash paid for the awards and is being amortized on a straight-line basis over an eight year vesting period.
(2)	For the three and nine months ended September 30, 2015, this amount includes $1.2 million and $3.7 million, respectively, of amortization expense relating to stock-based compensation that was awarded to certain of our employees in connection with our IPO. For the nine months ended September 30, 2014, this amount includes (1) $3.1 million of noncash compensation expense relating to the separation of a former equity member in May 2014 and (2) a $1.8 million cash payment to purchase the equity interest from the former member.
(3)	Represents change in fair value on beneficial interests in CLO on which we have elected the fair value option.
(4)	Represents the costs borne by us relating to equity underwriting commissions attributable to an equity offering at FSC.
(5)	Includes non-recurring charges for termination payments and related exit costs accrued at present value relating to our office leases.
(6)	Adjusted Net Income is presented on a pre-tax basis.
(7)	Represents net loss attributable to the operations of MMKT, a consolidated subsidiary of FSAM that was formed to develop technology related to the financial services industry.
(8)	Based on our estimated statutory tax rate and includes an adjustment for pro forma tax benefits related to basis adjustments due to our IPO.
(9)	Presented with the assumption that 100% of the limited partnership interests in Fifth Street Holdings L.P. were converted on a one-for-one basis into shares of our Class A common stock.